Exhibit 10.21

February 4, 2022

Mr. Gregory C. Bleier
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Dear Greg,

On behalf of Legal Business Services LLC, its subsidiaries, and its affiliates (collectively referred to as “LBS” or the “Company”), we are pleased to present the following conditional offer of employment for the position of Vice President, Assistant Controller.

The details of our offer are outlined below:

Date of Hire: February 28, 2022

Title: Vice President, Assistant Controller

Reporting Manager: James Murray, Chief Financial Officer

Department: Finance

Office Location: 400 Park Avenue, New York, NY

Base Salary: $200,000 per annum

Initial Equity Grant: 1,000 Units in the LBS Employee Incentive Compensation Plan (the “EICP”), subject to vesting and other terms, as described in the EICP.

Annual Incentive Compensation: Target annual bonus equal to 25% of Base Salary, payable in a combination of cash and equity at the Board’s discretion.

Background Check: This offer is conditional upon successful clearance of a Background Check. Before this job offer becomes final, we will utilize one or more third-party services to perform a background check, which includes, but is not limited to a public records search including criminal history and conviction history, verification of prior employment in accordance with information which you submit to us, and a credit history check. Following your acceptance of this Offer Letter, the Company will provide a form that provides more detailed information about the Background Check, requests certain information from you, and asks for your permission to perform such a check.

After reviewing the Background Check report, we will either:

a.Notify you that this conditional job offer has become final; or

b.Notify you in writing that we intend to revoke (take back) this job offer.

We will NOT consider any of the following information:

•Arrest not followed by conviction

•Referral to or participation in a pretrial or posttrial diversion program

•Convictions that have been sealed, dismissed, expunged, or pardoned

We will consider whether any past criminal activity is directly related to the duties of the job we have offered you, including but not limited to:

•The nature and seriousness of the offense

•The amount of time since the offense

•The nature of the job

We will notify you in writing if we plan to revoke (take back) this job offer after reviewing your Background Check. That decision will be preliminary, and you will have an opportunity to respond before it becomes final. We will identify issues that concern us, give you a copy of the Background Check report, and allow you at least 5 business days to respond with information demonstrating the accuracy or inaccuracy of the Background Check report or with additional mitigating information such information. We will review any information you timely submit and then decide whether to finalize or take back this conditional job offer. We will notify you of that decision in writing.

ADP, Incorporated: This letter summarizes important details of matters pertaining to your employment. LBS’s benefits, payroll, and other human resource management services are provided through ADP Incorporated, a professional employer organization. As a result of LBS’s arrangement with ADP, ADP will be considered your employer of record for purposes of payroll and benefits. Your manager at LBS will be responsible for directing your work, reviewing your performance, setting your schedule, and other matters related to your work at LBS.

Base Salary: In the role of Vice President, Assistant Controller, your annual Base Salary will be $200,000, less applicable payroll deductions, taxes and other withholdings as required by law and the policies of the Company. Your position is considered an “exempt” employee, which means that you will not be eligible for overtime pay, meal or rest breaks. You will be paid on a bi-weekly basis in accordance with LBS’s normal payroll practices. Future consideration for Base Salary increases will be based on the Company’s annual review process and based on the Company policies and procedures, which may change from time to time at the sole discretion of senior management and the Company’s board of directors.

Initial Equity Grant: In recognition of your value to the Company, and to better align your performance as an individual with the overall objectives of the Company, you will receive a grant of 1,000 Units in the LBS Employee Incentive Compensation Plan (the “EICP”), subject to vesting and other terms, as described in the EICP. This equity grant shall be reflected in an award agreement provided under separate cover on or after your start date with the Company, and that agreement, which must be executed by you, will set forth the terms of the grant, including the terms of vesting.

Annual Incentive Compensation: In recognition of your value to the Company, and to better align your performance as an individual with the overall objectives of the Company, you will participate in the Annual Bonus Plan. Your target annual bonus will be equal to 25% of your Base Salary. The bonus is designed to reward your outstanding performance as an individual and your overall contributions to the Company’s key strategic business objectives.

The bonus amount will be determined at the sole discretion of the Board of Directors of LBS, and will be subject to the terms of the LBS Annual Bonus Plan. Any bonus will be payable in a combination of cash (from the Annual Bonus Plan) and equity (from the LBS Employee Incentive Compensation Plan) at the Board’s discretion. Any equity grant will be subject to vesting and the other terms of the LBS Employee Incentive Compensation Plan. Any equity grant shall be reflected in an award agreement provided at the time of the grant under separate cover, which must be executed by you, and which will set forth the terms of the grant, including the terms of vesting. The first such annual award will be made upon completion of fiscal year 2022.

The Company’s compensation schedule and fiscal year begins October 1 of each calendar year and ends on September 30 of the following calendar year. Because bonuses and incentive compensation are an acknowledgement of your performance and incentive for you to remain with the Company, bonuses and incentive Compensation are not payable and not considered earned if for any reason you are not employed on the date(s) that bonuses and incentive compensation payments are made. Bonuses and incentive compensation may be pro-rated for time in service, in the sole discretion of the Board of Directors. Bonuses and incentive compensation are subject to deductions, taxes, and withholdings as required by law and the policies of the Company.

Benefits: LBS offers a full range of benefits available for you and your qualified dependents, which include health, vision and dental insurance. After meeting the required eligibility waiting period, you will be eligible to participate in health, vision and dental insurance, and the LBS 401(k) plan that has employer matching up to certain amounts as specified in the plan. Details of our benefits program and 401k plan will be available to you after you begin employment.

Paid Time Off: You will be eligible to take time off under LBS’s Paid Time Off (PTO) policy, which includes 9 firm holidays per year plus 12 PTO days per full year worked (and pro rated in years not worked in full).

Sick Time: You will also be entitled to accrue up to fifty-six (56) hours of paid sick time each calendar year during the term of employment. Sick days may be used for illness or preventative care for both yourself and/or your dependents. Sick leave is forfeited at separation.

Terms of Employment: Your employment with LBS is at-will. This means that either you or LBS may terminate your employment relationship at any time and for any reason, and with or without “Cause.” Nothing in LBS’s policies or in any other agreement entered into by you and

LBS changes the at-will nature of the employment relationship between yourself and LBS. The at-will nature of your employment relationship with LBS may ONLY be changed in a written document signed by the Chief Executive Officer or Chief Operating Officer of LBS that expressly states the employee’s employment is not at-will or is for a specific term.

If you have not already done so, you must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed (such as Restrictive Covenants). By accepting this conditional offer of employment, you are representing to the company that you are not subject to any such agreement which would prevent you from performing the duties of your position. You are prohibited from using any Confidential Information or Trade Secret information from a prior employer while employed with LBS. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity; nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not, in any way, utilize any such information in performing your duties for the Company.

Should any commitments pose a conflict to your employment with LBS, the Company reserves the right to rescind this offer or terminate your employment, pursuant with the terms of your at-will status as an employee.

As a condition of your employment, you will be required to accept and follow the Company’s rules and adhere to its policies. In order to retain necessary flexibility in the administration of its policies and procedures, LBS reserves the right to change or revise its policies, procedures, and benefits at any time.

During your employment and for two (2) years thereafter, you shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce, any person known to you to be an employee, officer, director, contractor or consultant of the Company, its parent, subsidiary or affiliated corporations or entities, to terminate his or her employment or other relationship with the Company or any of its parent, subsidiary or affiliated corporations or entities. Further, you acknowledge that, because of the nature of your work for the Company, your solicitation or serving of certain customers, clients and vendors related to your work for the Company (and its parent, subsidiary and affiliated corporations and entities or their successors or assigns) raises a significant risk of your unauthorized use or disclosure of proprietary information, and specifically trade secret information, as well as the proprietary relationships and goodwill of the Company. Accordingly, during your employment and for two years thereafter, you shall not, directly or indirectly, disclose or use any proprietary information (including any trade secrets) in order to solicit, induce, or attempt to solicit or induce, any person or entity known to be a customer or client or vendor of the Company (a “Restricted Customer/Client/Vendor”) to terminate his, her or its relationship with the Company or its parent, subsidiary, or affiliated corporations or entities, for any purpose, including the purpose of associating with or becoming a customer, client or vendor, whether or not exclusive, of Employee or any entity of which Employee is or becomes an officer, director, member, agent, employee or consultant, or otherwise solicit, induce, or attempt to solicit or induce any Restricted Customer/Client/Vendor to terminate its relationship with the Company.

Required Documentation: Pursuant to the Immigration and Naturalization Act, we are required to verify the identity and employment authorization of all new hires. In order to comply with this requirement, we will need for you to complete a mandatory Employment Eligibility Verification Form I-9 within forty-eight (48) hours of your start date. Please note that you will need to provide documents from the “List of Acceptable Documents” as approved by the United States Department of Justice, proving both your identity and your legal right to work in the US in order to complete the form. Failure to submit proof of your employment eligibility will postpone your start date or result in termination of your employment. If you anticipate having difficulty completing the I-9 form, please let us know.

You will also need to complete a W-4 and if you so choose, a direct deposit form, so please bring or electronically transmit all information necessary to complete those forms on your first day of employment.

This offer letter forms the complete and exclusive statement of the terms of your at-will employment with LBS. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes to the terms of this letter require a written modification signed by an authorized employee of LBS. This Offer Letter and your employment shall be governed and construed under the laws of the State of New York, notwithstanding any New York or other conflict of law provision to the contrary.

We hope you are pleased with our offer, and look forward to you joining LBS. This conditional offer of employment will remain open for your acceptance until February 7, unless revoked in writing. To accept this conditional offer of employment at LBS, please sign and date this letter and return it electronically. Please retain a copy for your records.

Upon your acceptance of this offer, new hire forms will be sent to your personal email address for completion on or before your date of hire.

We look forward to welcoming you to the LBS team and hope you choose to pursue a career with us. If you have any questions, please feel free to contact me at [  ]@lbsfunding.com.

Sincerely,

/s/ Charles R. Merrill
Charles R. Merrill
EVP, Chief Operating Officer & Co-Head of Human Resources

ACKNOWLEDGEMENT AND ACCEPTANCE

I, Gregory C. Bleier, understand and agree to the terms of the offer of employment contained in this letter.

/s/ Greg Bleier
Employee Signature

Greg Bleier

Employee Name
2/6/2022

Date Accepted

cc:	Charles Platt, Chief Executive Officer
Michael Gottesman, General Counsel and co-Head of Human Resources
James Murray, Chief Financial Officer
Mahasin El-Amin